Exhibit 2.1

FIRST AMENDMENT TO

ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement (the “First Amendment”) is made and entered into as of January 23, 2017, by and among ICTV Brands Inc., a Nevada corporation (“Parent”), ICTV Holdings, Inc., a Nevada corporation (“Purchaser”), PhotoMedex, Inc., a Nevada corporation (“PHMD”), Radiancy, Inc., a Delaware corporation (“Radiancy”), PhotoTherapeutics Ltd., a private limited company limited by shares, incorporated under the laws of England and Wales (“PHMD UK”), and Radiancy (Israel) Limited, a private corporation incorporated under the laws of the State of Israel (“Radiancy Israel” and, together with PHMD, Radiancy, and PHMD UK, the “Sellers” and each, a “Seller”). Parent, Purchaser and the Sellers are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

Recitals

A.           The Parties have entered into that certain Asset Purchase Agreement, dated October 4, 2016 (the “Purchase Agreement”). Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement.

B.           Section 10.2 of the Purchase Agreement states that the provisions of the Purchase Agreement may be amended or modified, and any provisions may be waived, in each case upon the approval, in writing, executed by each of the Parties.

C.           As evidenced by their signature to this First Amendment, the Parties desire to amend the Purchase Agreement as set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.          Definition of Assumed Liabilities. The definition of “Assumed Liabilities” set forth in Section 1.1 of the Purchase Agreement is hereby amended to read as follows:

“Assumed Liabilities” means (i) all obligations of the Sellers under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Business Assets (in each case exclusive of any liability or obligation arising thereunder as a result of any breach, default or failure of the Sellers to perform any covenants or obligations required to be performed by the Sellers prior to the Closing Date) either (a) to furnish goods, services, and other non-cash benefits to another party after the Closing, or (b) to pay for goods, services, and other non-cash benefits that another party will furnish to it after the Closing and (ii) those additional liabilities and obligations relating to or associated with the Business listed on Appendix I; provided, however, that the Assumed Liabilities shall include no other liability of the Sellers of any kind or nature whatsoever and shall not include any Excluded Liabilities.

2.          Definition of Business Assets. The definition of “Business Assets” set forth in Section 1.1 of the Purchase Agreement is hereby amended to read as follows:

“Business Assets” means all right, title, and interest in and to all of the assets of each Seller, including (i) all Inventory; (ii) all customer and supplier lists; (iii) all current and future Intellectual Property; (iv) all products currently in development including all related materials, supporting documentation, forecasts, and third party reports; (v) all property, plant and equipment used in manufacturing and ongoing maintenance of the Business, including all tangible personal property and tooling used to manufacture the Consumer Products; (vi) purchase orders, agreements, contracts, instruments, other similar arrangements and rights thereunder, including the Contracts listed in Section 3.14(a) of the Disclosure Letter (excluding all leases and subleases), agreements with HSN in the United States, QVC in the European Union and The Shopping Channel (TSC) in Canada with programs in place for 2017 (in each such case (HSN, QVC and TSC) to the extent consent to assignment has been obtained or is not necessary and, if not obtained, subject to Section 2.5 hereof), and residual or other rights under purchase and sale agreements to which any Seller is a party, including, without limitation the rights of PHMD to continue to sell certain Neova products in accordance with Section 10.5 of that certain Asset Purchase Agreement, dated August 30, 2016 among PHMD and the other parties thereto (to the extent consent to assignment has been obtained or is not necessary and, if not obtained, subject to Section 2.5 hereof); (vii) noncompetition agreements or provisions of Seller’s employees; (viii) claims, deposits, rebates, discounts earned, prepayments, refunds, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment; (ix) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and Governmental Entities; (x) books, records, ledgers, files, documents, correspondence, lists, catalogs, advertising and promotional materials, studies, reports, customer lists (provided that the Sellers may retain a copy of all customer records to be used in connection with the audit of the financial statements of the Sellers and such other matters as may arise), and other printed or written material (but excluding the corporate minute books of the Sellers); (xi) those additional assets and properties otherwise listed on Appendix II; and (xi) the goodwill associated therewith, held by the Sellers or held by the Foreign Subsidiaries, wherever located, to the extent such assets or properties are primarily used in or necessary for the operation of the Business, but, in each case, specifically excluding the Excluded Assets. For the avoidance of doubt, the business assets to be purchased by the Purchaser do not include cash or cash equivalents nor deposits of any kind nor any customer trade receivables.

3.          Section 5.5(b). The first sentence of Section 5.5(b) of the Purchase Agreement is hereby amended to read as follows:

As soon as reasonably practicable after the Closing Date or such later date agreed to by the Parties or permitted under the Transition Services Agreement, but in no event later than 60 days after the Closing Date, the Parent or the Purchaser shall take, or shall cause one of its Affiliates to take, all actions necessary to implement and establish “employee benefit plans” within the meaning of Section 3(3) of ERISA and a 401(k) plan intended to be qualified under Section 401(a) of the Code (collectively, “Applicable Plans”) in which the Continuing Employees shall be eligible to participate from and after the date of establishment.

4.          Disclosure Letter. The Disclosure Letter delivered by the Sellers to Purchaser concurrently with the execution of the Purchase Agreement and attached thereto is hereby amended in its entirety and replaced with the Disclosure Letter attached hereto.

5.          Amendment to Letter of Credit. The Parties acknowledge that on or before the Closing, the Parent and Purchaser shall deliver an amendment to the letter of credit referred to in Section 2.2(b) of the Purchase Agreement, in form and substance satisfactory to the Sellers, which amendment shall extend the term of the letter of credit to 100 days after the Closing.

6.          Effect of Amendment. Except as amended by this First Amendment, the Purchase Agreement shall remain in full force and effect. In addition, if there are any inconsistencies between the Purchase Agreement and this First Amendment, the terms of this First Amendment shall prevail and control for all purposes.

7.          Governing Law. This First Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflict of laws.

8.          Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and/or other electronically transmitted signatures shall be effective for all purposes.

[SIGNATURE PAGES FOLLOW]

In Witness Whereof, the parties hereto have executed this First Amendment to Asset Purchase Agreement as of the date first written above.

PARENT:

ICTV BRANDS INC.

By:	/s/ Richard Ransom
Name:	Richard Ransom
Title:	President

PURCHASER:

ICTV Holdings, INC.

By:	/s/ Richard Ransom
Name:	Richard Ransom
Title:	President

SELLERS:

PhotoMedex, Inc.

By:	/s/ Dennis McGrath
Name:	Dennis McGrath
Title:	President

RADIANCY, Inc.

By:	/s/ Dennis McGrath
Name:	Dennis McGrath
Title:	Vice President

PHOTOTHERAPEUTICS LTD.

By:	/s/ Yoav Ben-Dror
Name:	Yoav Ben-Dror
Title:	Director

RADIANCY (ISRAEL) LIMITED

By:	/s/ Yoav Ben-Dror
Name:	Yoav Ben-Dror
Title:	Director